UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Western Wireless Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bellevue, Washington

April 21, 2004

Dear Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Western Wireless Corporation on Wednesday, May 26, 2004, at 9:00 a.m. (Pacific Time) at The Museum of History and Industry, 2700 24th Avenue East, Seattle, Washington. Directions to The Museum of History and Industry are provided on the back cover of this document.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the Company’s operations and respond to any questions you may have.

Your vote is very important.    Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting. Please promptly sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope. If you attend the meeting, you will, of course, have the right to revoke your proxy and vote your shares in person.

Very truly yours,

John W. Stanton

Chairman and Chief Executive Officer

Western Wireless Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 26, 2004

To the Shareholders:

The annual meeting of the shareholders of Western Wireless Corporation will be held at The Museum of History and Industry, 2700 24th Avenue East, Seattle, Washington, on Wednesday, May 26, 2004, at 9:00 a.m. (Pacific Time) for the following purposes:

1.	To elect nine directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004;

3.	To approve the Company’s 2004 Employee Stock Purchase Plan; and

4.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 26, 2004, are entitled to notice of, and to vote at, this annual meeting.

By Order of the Board of Directors,

Jeffrey A. Christianson

Senior Vice President, General Counsel and Secretary

Bellevue, Washington

April 21, 2004

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS COUNTED. IF YOU ATTEND THE MEETING, YOU WILL, OF COURSE, HAVE THE RIGHT TO REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

Western Wireless Corporation

3650 131st Avenue SE

Bellevue, Washington 98006

PROXY STATEMENT

for the

ANNUAL MEETING OF SHAREHOLDERS

May 26, 2004

General

This Proxy Statement is provided by the Board of Directors of Western Wireless Corporation, a Washington corporation (the “Company” or “Western Wireless”), to shareholders in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of the shareholders of the Company at 9:00 a.m. (Pacific Time) on Wednesday, May 26, 2004, at The Museum of History and Industry, 2700 24th Avenue East, Seattle, Washington, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

This Proxy Statement and the enclosed proxy card are being mailed on or about April 21, 2004 to the Company’s shareholders of record at the close of business on March 26, 2004. Only one Proxy Statement is being delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. To notify the Company that a shareholder wishes to receive a separate proxy statement, annual report, or information statement in the future, or to receive instructions as to how shareholders can request a single copy per household if they are receiving multiple copies, please contact the Company at 3650 131st Avenue SE, Bellevue, Washington 98006 Attn: Investor Relations, or (425) 586-8700.

Revocability of Proxies

Shareholders who execute proxies may revoke them at any time before the shares are voted by proxy at the annual meeting. A proxy may be revoked by delivering a signed statement to the Secretary of the Company at or prior to the annual meeting, by signing another proxy dated as of a later date, or by attending and voting at the annual meeting. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly executed and returned prior to the annual meeting. If no directions are specified, the shares will be voted for the election of the directors recommended by the Board of Directors, for the ratification of the selection by the Board of Directors of the Company’s independent auditors, for the approval of the 2004 Employee Stock Purchase Plan, and, at the discretion of the named proxies, on other matters properly brought before the annual meeting or any adjournments or postponements thereof.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of holders of record of a majority of the total number of votes attributable to all shares of Common Stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the annual meeting. Under Washington law and the Company’s Bylaws, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Abstentions and “broker non-votes” (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. For the election of directors, an abstention from voting and broker non-votes will have the legal effect of neither a vote for nor against the nominee. For all other matters, an abstention from voting and broker non-votes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters. Proxies and ballots will be received and tabulated by Mellon Investor Services LLC, the Company’s transfer agent and the inspector of elections for the annual meeting.

Voting and Solicitation

The expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers, and other employees of the Company, without additional remuneration, in person, or by telephone, electronic or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of March 26, 2004, and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

Record Date and Outstanding Shares

At the close of business on March 26, 2004, the Company had 85,032,602 shares of Class A Common Stock and 6,792,721 shares of Class B Common Stock outstanding. Outstanding shares of Class A Common Stock and Class B Common Stock were held of record by 182 and 44 shareholders, respectively, and there were no outstanding shares of any other class of stock. Each share of Class A Common Stock entitles the holder to one vote, and each share of Class B Common Stock entitles the holder to ten votes. Only shareholders of record at the close of business on March 26, 2004, will be entitled to notice of, and to vote at, the annual meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 1, 2004, certain information regarding beneficial ownership of the Company’s Common Stock by (i) each person who is known by the Company to own beneficially 5% or more of either class of Common Stock; (ii) each Named Executive Officer (as defined under “Executive Compensation” below); (iii) each director and nominee for director of the Company; and (iv) all directors and executive officers as a group. Unless otherwise indicated, all persons listed have sole voting power and investment power with respect to such shares, subject to community property laws, where applicable.

	Shares Beneficially Owned (2)			Percentage Beneficially Owned
Name and Address (1)	Class A shares	Class B shares	Total shares	Class A shares	Class B shares	Total shares	Outstanding Votes
John W. Stanton (3)	6,026,188	6,050,693	12,076,881	7.07%	89.08%	13.13%	43.39%
John L. Bunce, Jr. (4)	290,089	0	290,089	*	0	*	*
Mitchell R. Cohen (5)	44,567	0	44,567	*	0	*	*
Daniel J. Evans (6)	29,119	0	29,119	*	0	*	*
Theresa E. Gillespie (3)	6,026,188	6,050,693	12,076,881	7.07%	89.08%	13.13%	43.39%
Jonathan M. Nelson (7)	685,582	0	685,582	*	0	*	*
Peggy V. Phillips	0	0	0	*	0	*	*
Mikal J. Thomsen (8)	733,825	172,958	906,783	*	2.55%	*	1.60%
Peter H. van Oppen (9)	285,425	0	285,425	*	*	*	*
Bradley J. Horwitz (10)	366,521	21,700	388,221	*	*	*	*
Eric Hertz (11)	155,750	0	155,750	*	0	*	*
M. Wayne Wisehart (12)	35,750	0	35,750	*	0	*	*
T. Rowe Price Associates, Inc. (13)	9,738,260	0	9,738,260	11.45%	0	10.61%	6.37%
Sirios Capital Management, L.P. (14)	6,107,400	0	6,107,400	7.18%	0	6.65%	3.99%
Artisan Partners Limited Partnership (15)	5,607,600	0	5,607,600	6.60%	0	6.11%	3.67%
Columbia Wanger Asset Management, L.P. (16)	5,562,200	0	5,562,200	6.54%	0	6.06%	3.64%
All directors and executive officers as a group (17 persons) (17)	9,349,049	6,335,468	15,684,517	10.79%	93.27%	16.79%	46.49%

*	Less than 1%

(1)	The address of T. Rowe Price Associates, Inc. (“T. Rowe Price”) is 100 East Pratt Street, Baltimore, Maryland 21202. The address of Sirios Capital Management, L.P. is 919 Third Avenue, New York, New York 10022. The address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The address of the Company’s directors and executive officers is 3650 131st Avenue SE, Bellevue, Washington 98006.

(2)	Computed in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(3)

Includes (i) 869,880 shares of Class A Common Stock and 1,686,069 shares of Class B Common Stock held by PN Cellular, Inc. (“PN Cellular”), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (ii) 576,859 shares of Class A Common Stock and 1,274,519 shares of Class B Common Stock held by Stanton Communications Corporation (“SCC”), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (iii) 4,420,919 shares of Class A Common Stock and 3,025,668 shares of Class B Common Stock held by Mr. Stanton and Ms. Gillespie, as tenants in common, (iv) 64,437 shares of Class B Common Stock held by The Stanton Family Trust, and (v) stock options vested within sixty days of April 1, 2004, held by Mr. Stanton and Ms. Gillespie to purchase 1,335 and 157,195 shares of Class A Common Stock, respectively. Mr. Stanton and Ms. Gillespie are married and share voting and investment power with respect to the shares jointly owned by them, as well as the shares held by PN Cellular, SCC and The Stanton Family Trust (the “Stanton Entities”).

(4)	Includes stock options vested within sixty days of April 1, 2004, held by Mr. Bunce to purchase 3,946 shares of Class A Common Stock. Options granted to Mr. Bunce prior to December 31, 1999 are held for the benefit of Hellman & Friedman Capital Partners II, L.P. and affiliates (“Hellman & Friedman”).

(5)	Includes stock options vested within sixty days of April 1, 2004, held by Mr. Cohen to purchase 3,946 shares of Class A Common Stock. Options granted to Mr. Cohen prior to December 31, 1999 are held for the benefit of Hellman & Friedman.

(6)	Includes stock options vested within sixty days of April 1, 2004, held by Mr. Evans to purchase 9,119 shares of Class A Common Stock.

(7)	Includes 213,490 shares owned by the Jonathan M. Nelson Family Foundation (the “Foundation”). Mr. Nelson is President and a Director of the Foundation and may be deemed to share voting and investment power over such shares. Mr. Nelson disclaims beneficial ownership of the shares held by the Foundation. Also includes stock options vested within sixty days of April 1, 2004, held by Mr. Nelson to purchase 2,092 shares of Class A Common Stock.

(8)	Includes stock options vested within sixty days of April 1, 2004, held by Mr. Thomsen to purchase 607,492 shares of Common Stock. Although the table reports all stock options as exercisable into Class A Common Stock only, 167,794 of the stock options held by Mr. Thomsen are exercisable into either Class A Common Stock or Class B Common Stock at Mr. Thomsen’s discretion. Mr. Thomsen is a minority shareholder in PN Cellular and SCC but does not have any voting or investment power with respect to the shares held by PN Cellular and SCC. Mr. Thomsen jointly holds voting and investment power with respect to all of such shares with his wife, except for shares issued or issuable upon the exercise of stock options.

(9)	Includes 5,000 shares of Class A Common Stock held by Mr. van Oppen’s wife, and 8,000 shares of Class A Common Stock held in trusts for the benefit of Mr. van Oppen’s son, niece and nephews. Mr. van Oppen disclaims beneficial ownership of those shares. Also includes stock options vested within sixty days of April 1, 2004, held by Mr. van Oppen to purchase 6,825 shares of Class A Common Stock. Mr. van Oppen is a minority shareholder in PN Cellular but does not have any voting or investment power with respect to the shares held by PN Cellular.

(10)	Includes stock options vested within sixty days of April 1, 2004, held by Mr. Horwitz to purchase 198,521 shares of Class A Common Stock. Although this table reports all stock options as exercisable into Class A Common Stock only, 47,788 of the stock options held by Mr. Horwitz are exercisable into either Class A Common Stock or Class B Common Stock at Mr. Horwitz’ discretion.

(11)	Includes 2,000 shares of Class A Common Stock held by Mr. Hertz’ wife and 400 shares of Class A Common Stock held in trust for the benefit of Mr. Hertz’ daughter. Mr. Hertz disclaims beneficial ownership of those shares. Also includes stock options vested within sixty days of April 1, 2004, held by Mr. Hertz to purchase 43,750 shares of Class A Common Stock.

(12)	Includes stock options vested within sixty days of April 1, 2004, held by Mr. Wisehart to purchase 18,750 shares of Class A Common Stock.

(13)	Beneficial ownership is as of March 9, 2004, as reported in a Schedule 13G/A filed on March 9, 2004. These shares are owned by various individual and institutional investors to which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

(14)	Beneficial ownership is as of December 31, 2003, as reported in a Schedule 13G/A filed on January 23, 2004.

(15)	Beneficial ownership is as of December 31, 2003, as reported in the Schedule 13G filed on January 23, 2004.

(16)	Beneficial ownership is as of December 31, 2003, as reported in the Schedule 13G filed on February 13, 2004.

(17)	Includes stock options vested within sixty days of April 1, 2004, held by directors and executive officers to purchase 1,596,534 shares of Class A Common Stock. Although this table reports all stock options as exercisable into Class A Common Stock only, 345,442 of the options held by executive officers are exercisable into either Class A Common Stock or Class B Common Stock at the respective holder’s discretion.

1.    ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

At each annual meeting, directors are elected to serve for a term of one year and until their respective successors have been elected and qualified. The terms of office of the Company’s current directors are scheduled to expire at the annual meeting.

At the annual meeting, shareholders will elect nine directors to serve until the next annual meeting of the shareholders of the Company and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of the following persons to serve as directors of the Company. In the event that any of the nominees should become unavailable for election to the Board of Directors for any reason, the persons named in the proxy have discretionary authority to vote the proxies for the election of another nominee to be designated by the Board of Directors to fill any such vacancy. The Board of Directors believes that each of the nominees is willing and able to serve if elected a director. Mr. Cohen, however, has recently advised the Board of Directors that due to his other business commitments, he intends to resign at such time as the Board of Director’s Nominating Committee is able to complete a search for and recommend to the Board of Directors the appointment of a suitable successor. For information regarding the Company’s director nomination policy see “Board of Directors, Committees and Corporate Governance—Director Nominations and Qualifications” below.

Information about the Nominees

John W. Stanton, 48, has served as director, Chairman of the Board and Chief Executive Officer of the Company and its predecessors since 1992. Mr. Stanton has been Chairman and a director of T-Mobile USA, Inc. (“T-Mobile USA”), formerly VoiceStream Wireless Corporation (“VoiceStream”), a former subsidiary of the Company, since 1994, and was Chief Executive Officer of VoiceStream and T-Mobile USA from February 1998 to March 2003. Mr. Stanton served as a director of McCaw Cellular Communications (“McCaw”) from 1986 to 1994, and as a director of LIN Broadcasting from 1990 to 1994, during which time it was a publicly-traded company. From 1983 to 1991, Mr. Stanton served in various capacities with McCaw, serving as Vice-Chairman of the Board of Directors of McCaw from 1988 to 1991 and as Chief Operating Officer of McCaw from 1985 to 1988. Mr. Stanton is a member of the Board of Directors of Advanced Digital Information Corporation (“ADIC”) and Columbia Sportswear, Inc., and is a Trustee of Whitman College, a private college.

John L. Bunce, Jr., 45, has served as a director of the Company and one of its predecessors since 1992. Mr. Bunce is a Managing Director of Hellman & Friedman, a private investment firm, having joined Hellman & Friedman as an associate in 1988. Mr. Bunce is also a director of National Information Consortium and Arch Capital Group, Ltd.

Mitchell R. Cohen, 40, has served as a director of the Company and one of its predecessors since 1992. Mr. Cohen is a Managing Director of Hellman & Friedman, having joined Hellman & Friedman as an associate in 1989. From 1986 to 1989, Mr. Cohen was employed by Shearson Lehman Hutton, Inc.

Daniel J. Evans, 78, has served as a director of the Company since 1997. Mr. Evans is the Chairman of Daniel J. Evans Associates, a consulting firm. From 1965 through 1977, Mr. Evans was Governor of the State of Washington. In 1983 he was appointed and then elected to the United States Senate to fill the seat of the late Senator Henry M. Jackson. Mr. Evans also serves as a director of Archimedes Technology Group, National Information Consortium, Flow International Corporation, Cray Computer Company and Costco Wholesale Corporation. Mr. Evans is also a member of the Board of Regents of the University of Washington.

Theresa E. Gillespie, 51, has been Vice Chairman of the Company since February 2003. Ms. Gillespie served as Executive Vice President of the Company from May 1999 through February 2003, and as a director since October 2000. Prior to being elected Executive Vice President, Ms. Gillespie served as Senior Vice President of the Company from 1997 until May 1999, and Chief Financial Officer of the Company and one of its

predecessors from 1991 to 1997. Ms. Gillespie was Chief Financial Officer of certain entities controlled by Mr. Stanton and Ms. Gillespie since 1988. From 1986 to 1987, Ms. Gillespie was Senior Vice President and Controller of McCaw. From 1975 to 1986 she was employed by a national public accounting firm.

Jonathan M. Nelson, 47, has served as a director of the Company since it was formed in 1994. Mr. Nelson has been President of Providence Equity Partners Inc., an investment advisor, since its inception in 1995. He has been Co-Chairman of Providence Ventures Inc., an investment advisor, since 1990. Since 1986, Mr. Nelson has been a Managing Director of Narragansett Capital, Inc., a private management company for three separate equity investment funds. Mr. Nelson is also a director of eircom ltd., Language Line Services, Inc., Yankees Entertainment and Sports Network, L.L.C. and numerous privately-held companies affiliated with Providence Equity Partners, Inc. Mr. Nelson is a Trustee of Brown University

Peggy V. Phillips, 50, has served as a director of the Company since April 2004. Ms. Phillips joined Immunex Corporation in 1996 and served as Executive Vice President and Chief Operating Officer of Immunex, a biotechnology company, from 1999 until its acquisition by Amgen Inc. in July 2002. She also served as a director of Immunex from 1996 to July 2002. Ms. Phillips has served as a director of the United States Naval Academy Foundation since 2002.

Mikal J. Thomsen, 47, has served as President of the Company since May 1999, and as a director since October 2000. Mr. Thomsen served as Chief Operating Officer of the Company and one of its predecessors from 1991 to May 2002, and in this capacity was responsible for all domestic cellular operations since August 1998. He was also a director of one of the Company’s predecessors from 1991 until the Company was formed in 1994. From 1983 to 1991, Mr. Thomsen held various positions at McCaw, serving as General Manager of its International Division from 1990 to 1991 and as General Manager of its West Florida Region from 1987 to 1990. Mr. Thomsen is also a director of the Cellular Telecommunications & Internet Association and the Basketball Club of Seattle, L.L.C. He also serves as Vice Chairman of the Washington State University Foundation Board of Trustees.

Peter H. van Oppen, 51, has served as a director of the Company since October 2000. Mr. van Oppen has served as Chairman of the Board and Chief Executive Officer of ADIC since its acquisition by Interpoint in 1994, and as President from 1994 to 1997. He served as Chairman of the Board of Interpoint from 1995 until its acquisition by Crane Co. in October 1996. He also served as President and Chief Executive Officer of Interpoint from 1989 until its acquisition by Crane Co. in October 1996. Mr. van Oppen also serves as a director of ADIC, the Seattle Branch of the Federal Reserve Bank of San Francisco, and the Basketball Club of Seattle, L.L.C. Mr. van Oppen also serves as a director of Key Technology, Inc. but has announced his intention to resign from that post due to his other commitments when they are able to identify a suitable successor. He is also a Trustee of Whitman College.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Board of Directors, Committees and corporate governance

The Company’s Board of Directors currently consists of nine members. The Board of Directors has determined each of the following current directors to be an “independent director” as such term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): John L. Bunce, Jr.; Mitchell R. Cohen; Daniel J. Evans; Jonathan M. Nelson; Peggy V. Phillips and Peter H. van Oppen. The independent directors meet regularly without the directors who are not independent in attendance, including in executive sessions at each Board of Directors meeting.

During the last fiscal year, there were four meetings of the Board of Directors, and all directors attended at least 75% of all Board of Directors meetings and meetings of committees of which they were members. The Company does not have a specific policy regarding attendance at the annual shareholder meeting. However, all directors are encouraged to attend if available and the Company tries to ensure that at least one independent director is present at the annual meeting and available to answer any shareholder questions. Director van Oppen was present at last year’s annual meeting.

The Company’s Board of Directors has standing Audit, Compensation and Nominating Committees. The current charters of each of these committees are available on the Company’s Internet site, www.wwesternwireless.com/aboutwesternwireless/corporategovernance. Also posted on that site is information regarding how shareholders may send communications to the Board of Directors.

Audit Committee.    Messrs. Bunce, Cohen, and van Oppen are current members of the Audit Committee, on which Mr. Bunce serves as chairman. During the past fiscal year, Terence M. O’Toole served on the Audit Committee until his retirement from the Board of Directors effective at last year’s annual meeting. All of the members of the Company’s Audit Committee are independent in accordance with applicable NASD and Securities and Exchange Commission (“SEC”) rules. The Board of Directors has determined that Messrs. Bunce and van Oppen are “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC under the Exchange Act. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors and management of the scope, results and costs of the audit engagement. During the last fiscal year, the Audit Committee met ten times.

Compensation Committee.    Messrs. Cohen, Evans and Nelson are members of the Compensation Committee. All the members of the Compensation Committee are independent in accordance with applicable NASD rules. The Compensation Committee reviews the remuneration of the directors and key executive officers of the Company and makes recommendations to the Board of Directors regarding appropriate periodic adjustments of such amounts. The Compensation Committee also determines the Company’s grants of stock options and restricted stock offers and awards to officers and employees of the Company under the Company’s related plans. During the last fiscal year, the Compensation Committee met three times.

Nominating Committee.    Messrs. Bunce, Cohen, Evans, Nelson and van Oppen are members of the Nominating Committee. All the members of the Nominating Committee are independent in accordance with applicable NASD rules. The primary purpose of the Nominating Committee is to identify and recommend individuals to be presented to the Company’s shareholders for election or re-election to the Company’s Board of Directors. During the last fiscal year, the Nominating Committee met five times, including three meetings held in conjunction with executive sessions at Board of Directors meetings.

Director Nominations and Qualifications

The Nominating Committee will consider nominees for the Board of Directors recommended by shareholders with respect to elections to be held at an annual meeting if the shareholder complies with the notice, information and consent provisions contained in the Company’s Bylaws. The Company has an advance notice bylaw provision. In order for the director nomination to be timely, a shareholder’s notice to the Company must be delivered to the Company (Attn: General Counsel) not less than 120 days prior to the anniversary of the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. In the event that the Company sets an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual shareholders meeting, such notice must be received by the Company a reasonable time before the Company’s proxy statement is to be released.

The Chairman of the Board, other directors and executive officers may also recommend director nominees to the Nominating Committee. The Nominating Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s independence, experience relevant to the needs of the Company, diversity, personal and professional accomplishments, and leadership qualities. The committee is also authorized under its charter to retain at the Company’s expense a search firm to identify board candidates.

During the past fiscal year, the Nominating Committee retained and paid a fee to Ethos Consulting, Inc. to assist the Nominating Committee in identifying and evaluating potential Board of Director nominees. Peggy V. Phillips was recommended to the Nominating Committee by one of the Company’s independent directors.

Compensation of Directors

Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and participating in other related activities. In addition, non-employee directors are each paid an annual retainer of $24,000, $1,500 for each Board of Directors meeting they attend, $750 for each Committee meeting not held in conjunction with full Board of Directors meetings, and $500 for telephonic meetings. Directors serving as committee chairs receive an additional annual payment of $2,000. Each non-employee director will be awarded an annual nonqualified stock option to purchase 2,500 shares of the Company’s Class A Common Stock. A non-employee director will also be issued a nonqualified option to purchase 5,000 shares of the Company’s Class A Common Stock upon the director’s initial election or appointment to the Board of Directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, including the Company’s Chief Executive Officer, Chief Financial Officer and all senior financial officers. The Code of Business Conduct and Ethics is posted on the Company’s Internet site, www.wwesternwireless.com/aboutwesternwireless/corporategovernance. The Company intends to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the Code with respect to the Company’s Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on its Internet site.

Audit Committee Report

The Audit Committee, pursuant to its written charter which was adopted by the Board of Directors, is responsible for monitoring and overseeing the Company’s internal controls and financial reporting processes, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”). A copy of the Audit Committee charter is posted on the Company’s Internet site, www.wwesternwireless.com/aboutwesternwireless/corporategovernance.

Each of the members of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined in NASD Rule 4200(a)(15). Each Audit Committee member meets the NASD’s financial knowledge requirements and Mr. Bunce and Mr. van Oppen both are “audit committee financial experts” as defined in Item 401(h) of Regulation S-K promulgated by the SEC under the Exchange Act.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2003, and discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed that firm’s independence with representatives of the firm.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Respectfully Submitted,

John L. Bunce, Jr. (Chairman)

Mitchell R. Cohen

Peter H. van Oppen

Fees Paid to PricewaterhouseCoopers

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers for the fiscal years 2003 and 2002.

	2003	2002
Audit Fees	$1,209,000	$602,000
Audit-Related Fees	$11,000	$30,000
Tax Fees	$250,000	$311,000
All Other Fees	$30,000	$127,000

Total	$1,500,000	$1,070,000

Audit fees consisted of the audit work performed in connection with the Company’s consolidated financial statements and quarterly review of financial statements, fees for the issuance of no default letters and statutory audits in the international locations. In 2003, audit fees also included $470,000 for services in connection with certain debt and equity offerings and filings made with the SEC. In 2003, audit-related fees included fees for services provided in connection with a state universal service fund audit. In 2002, audit-related fees included fees for reviews of internal controls and an employee benefit plan for the Company’s international subsidiary. Tax fees included services related to international corporate income tax returns. In 2003, all other fees primarily included fees related to the Company’s loan agreements. In 2002, all other fees included SAP software consulting and support services.

The Audit Committee has considered and concluded that the provision of the non-audit services provided by PricewaterhouseCoopers is compatible with maintaining the firm’s independence.

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent auditor. The Company is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit related fees incurred with the Company’s independent auditors. Fiscal 2003 was a transition year for this new requirement. Pursuant to this requirement, the Audit Committee has adopted an Audit Fee Policy that provides for the general pre-approval of specific types of services and activities, including audit-related, tax and non-audit services, and further provides specific cost limits for each such service on an annual basis. Amounts in excess of these cost limits must be pre-approved by the Audit Committee. A review of all audit and other services being provided by the Company’s independent auditor is a standing agenda item at each meeting of the Audit Committee. The particular audit related services subject to the annual pre-approval limit include statutory audits required internationally, services in connection with SEC filings and comfort letters, and consultations on accounting issues. In pre-approving any services by the Company’s independent auditors, the Audit Committee will consider whether such services are consistent with the rules of the SEC on auditor independence.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation for services rendered during 2003, 2002 and 2001 for the Company’s Chief Executive Officer and its next four most highly compensated executive officers (collectively referred to herein as the “Named Executive Officers”).

Long-Term Compensation Awards
					Restricted Stock Awards($)(1)	Securities Underlying Options/ SARs (#)	All Other Compensation ($)(2)
Annual Compensation
Name and Principal Position	Fiscal Year		Salary($)	Bonus($)
John W. Stanton Chairman and Chief Executive Officer	2003 2002 2001		300,000 412,500 500,142	0 0 0	875,600 315,220 0	0 0 0	6,000 5,500 5,100

Mikal J. Thomsen President and Chief Operating Officer	2003 2002 2001		325,000 325,000 318,891	0 0 113,750	328,350 174,080 0	40,000 120,000 0	6,000 5,500 5,100

Eric Hertz Chief Operating Officer	2003 2002	(3)	325,000 187,326	90,000 59,000	218,900 117,760	75,000 100,000	6,000 251,827	(4)

Bradley J. Horwitz Executive Vice President	2003 2002 2001		265,000 265,000 258,891	0 0 159,000	328,350 168,960 0	30,000 40,000 0	6,000 5,500 5,100

M. Wayne Wisehart Executive Vice President and Chief Financial Officer	2003	(5)	221,667	54,000	153,230	75,000	64,000	(6)

(1)	On January 15, 2004, each of the Named Executive Officers was awarded a restricted stock grant under the Company’s Executive Restricted Stock Plan, as amended, as a performance bonus for 2003. The closing price of the Class A Common Stock on that date as reported on the Nasdaq National Market was $21.89 per share. Each restricted stock grant in the fiscal years 2003, 2002 and 2001 is fully vested. The holder of the restricted stock grant enjoys all benefits of ownership of the shares of Class A Common Stock, including the right to vote the shares and to receive any dividends with respect to the shares. At December 31, 2003, based on the closing price of $18.36 per share of the Class A Common Stock as reported on the Nasdaq National Market on that date, the Named Executive Officers had the following aggregate restricted stock holdings: Mr. Stanton, 150,000 shares, valued at $2,758,500; Mr. Thomsen, 79,000 shares, valued at $1,452,810; Mr. Horwitz, 33,000 shares, valued at $606,870; Mr. Hertz, 58,000 shares, valued at $1,066,620.

(2)	Consists of matching Company contributions under the Company’s 401(k) Profit Sharing Plan and Trust, a portion of which was refunded to the Company and/or Messrs. Stanton, Thomsen, and Horwitz and Hertz in cash each year because non-discrimination (employee participation) thresholds established by the Internal Revenue Service were not met.

(3)	Mr. Hertz was elected Chief Operating Officer of the Company in May 2002.

(4)	Of this amount, $200,000 represents a relocation payment and $51,827 represents a payment made by the Company in 2002 to cover taxes on Mr. Hertz’ initial restricted stock grant.

(5)	Mr. Wisehart was elected Executive Vice President and Chief Financial Officer of the Company in January 2003.

(6)	Of this amount, $60,000 represents a relocation payment.

Option Grants For 2003 Fiscal Year

The following table provides information on options granted to the Named Executive Officers for Fiscal Year 2003.

Individual Grants

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					0%($)	5%($)	10%($)
John W. Stanton	—	—	—	—	—	—	—
Mikal J. Thomsen	40,000	3.8	5.12	1/06/13	0	$128,798	$326,398
Bradley J. Horwitz	30,000	2.9	5.12	1/06/13	0	$96,598	$244,799
Eric Hertz	75,000	7.2	5.12	1/06/13	0	$241,496	$611,997
M. Wayne Wisehart	75,000	7.2	5.12	1/06/13	0	$241,496	$611,997

(1)	These options have terms of ten years from January 6, 2003. The options vest in four equal annual increments beginning January 1, 2004.

(2)	The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company’s Class A Common Stock over the term of the options. These numbers do not take into account certain provisions of the options providing for cancellation of the option following termination of employment.

Option Exercises and Values

The following table provides information on option exercises in 2003 by the Named Executive Officers and the value of each Named Executive Officer’s unexercised options on December 31, 2003. On May 3, 1999, the Company distributed its 80.1% ownership of VoiceStream to its shareholders on a 1-for-1 basis; for each share of the Company’s Common Stock that shareholders owned at the record date for the spin-off of VoiceStream, they received a share of VoiceStream common stock (the “VoiceStream Spin-off”). This table excludes options to purchase VoiceStream common stock received in connection with the VoiceStream Spin-Off.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)			Value of Unexercised in-the- Money Options/SARs at Fiscal Year-End ($)
			Exercisable		Unexercisable	Exercisable		Unexercisable
John W. Stanton	0	—	1,335		0	12,202		0
Mikal J. Thomsen	25,000	38,825	573,492		88,000	5,581,374		529,600
Bradley J. Horwitz	0	—	187,021	*	46,000	4,759,275	*	397,200
Eric Hertz	0	—	25,000		150,000	375,250		2,118,750
M. Wayne Wisehart	0	—	0		75,000	0		993,000

*	Includes 4,000 vested Performance Units issued pursuant to the Western Wireless International Holding Corporation Amended and Restated 1998 Stock Appreciation Plan.

Employment Agreements

Mr. Stanton’s employment agreement and the employment agreements between the Company and each of Messrs. Thomsen, Hertz, Horwitz, and Wisehart provide for annual base salaries and an opportunity to earn an annual bonus, as determined by the Company’s Board of Directors. The foregoing employment agreements also provide that the contracting employee may be terminated by the Company at any time, with or without cause

(as such term is defined in the employment agreements); however, in the event of an involuntary termination (as defined therein) for other than cause, (1) such executive officer will be entitled to receive a severance payment in an amount equal to any accrued but unpaid existing annual targeted incentive bonus through the date of termination, 12 months of such executive’s then base compensation, and an amount equal to 12 months of such executive’s existing annual targeted incentive bonus, (2) the Company will, at its expense, make all specified insurance payment benefits on behalf of such executive officer and his or her dependents for 12 months following such involuntary termination and (3) with respect to any stock options previously granted to each executive officer which remain unvested at the time of involuntary termination, there shall be immediate vesting of that portion of each such grant of any unvested stock options equal to the product of the total number of such unvested options under such grant multiplied by a fraction, the numerator of which is the sum of the number of days from the date on which the last vesting of options under such grant occurred to and including the date of termination plus 365, and the denominator of which is the number of days remaining from the date on which the last vesting of options under such grant occurred to and including the date on which the final vesting under such grant would have occurred absent the termination. Among other things, an executive officer’s death or permanent disability will be deemed an involuntary termination for other than cause. In addition, each employment agreement provides for full vesting of all stock options granted upon a change of control (as such term is defined in the stock option agreements with the executive officer) of the Company.

Pursuant to his employment agreement, Mr. Hertz received a payment of $200,000 in 2002 for relocation costs, a grant of 35,000 shares from the Executive Restricted Stock Plan, as amended, and an additional cash payment of $51,827 to cover taxes related to this grant of restricted stock. These shares of restricted stock are now fully vested but were subject to forfeiture if Mr. Hertz terminated his employment voluntarily without cause or his employment is terminated by the Company with cause prior to May 20, 2003. In 2002, Mr. Hertz also received an option to purchase 100,000 shares of the Company’s Class A Common Stock.

Pursuant to his employment agreement, Mr. Wisehart received a payment of $60,000 in 2003 for relocation costs and an option to purchase 75,000 shares of the Company’s Class A Common Stock.

Pursuant to each such employment agreement, the Company has agreed to indemnify the executive officer against certain liabilities arising by reason of the executive officer’s affiliation with the Company. Pursuant to the terms of each employment agreement, each executive officer agrees that during such executive officer’s employment with the Company and for one year following the termination of such executive officer’s employment with the Company for any reason, such executive officer will not engage in a business which is substantially the same as or similar to the business of the Company and which competes within the applicable commercial mobile radio services markets serviced by the Company. Mr. Stanton’s agreement provides that such prohibition shall not preclude Mr. Stanton’s investment in other companies engaged in the wireless communications business or his ability to serve as a director of other companies engaged in the wireless communications business, in each case subject to his fiduciary duties as a director of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board of Directors was formed in July 1994. None of the members was at any time during 2003, or at any other time, an officer or employee of the Company. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Company’s Board or Compensation Committee.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for setting policy and the oversight of executive compensation. The Compensation Committee’s functions include determining the compensation of the Company’s Chief Executive Officer; developing guidelines and reviewing the compensation and performance of the Company’s other key executive officers in consultation with the Company’s Chief Executive Officer; and administering the Company’s 1994 Management Incentive Stock Option Plan, Executive Restricted Stock Plan, as amended, and 2004 Employee Stock Purchase Plan.

The Compensation Committee believes that the actions of each executive officer have the potential to affect the short-term and long-term performance of the Company. Consequently, the Compensation Committee places considerable importance on its task of designing and overseeing the executive compensation program. The Compensation Committee annually reviews the compensation programs of peer and competing companies to assess the competitiveness of its compensation and to determine whether the Company’s executive compensation program is meeting the goals and objectives set by the Company’s Board of Directors.

Philosophy and Objectives for Executive Compensation. The purpose of the Company’s executive compensation program is to: (i) increase shareholder value; (ii) improve the overall performance of the Company; and (iii) attract, motivate, reward and retain key executives.

The Compensation Committee believes that the Company’s executive compensation should reflect each executive officer’s qualifications, experience, role and performance achievements and the Company’s performance achievements. In determining compensation levels, the Compensation Committee focuses on the competitive environment of the wireless and telecommunications industry group, considering compensation practices, organization and performance of other companies. The Compensation Committee also considers general industry trends in the geographic markets that are relevant to its operations. Total cash compensation (base salary plus annual cash incentives) and total direct compensation (base salary plus annual cash incentives plus the expected value of long-term incentives) should directly reflect the level of performance achieved by the Company and its executives. Within this overall philosophy, the Compensation Committee’s specific objectives are to: (i) offer compensation which is competitive with other well-managed wireless and telecommunications companies and reward superior performance with enhanced levels of compensation; and (ii) provide variable compensation awards that are based on the Company’s overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels that help create value for shareholders.

Components of Executive Compensation.    The three primary components of executive compensation are: (i) base salary, (ii) bonuses and (iii) long-term incentive awards.

Base Salary.    Executive officers’ base salaries are set at levels which reflect their specific job responsibilities, experience, qualifications, and job performance in the context of the competitive marketplace. Marketplace levels of compensation are determined using compensation surveys which reflect the relevant segments of the market and include some of the companies which are included in the Company’s peer group as reflected in the Performance Graph, and other companies which, while not in the peer group, are deemed appropriate comparisons for compensation purposes. Base salaries are reviewed each year, with consideration for adjustments being based on a combination of each executive officer’s ongoing role, his or her job performance and marketplace competitiveness.

Bonuses.    Awards under the bonus plan are based on the achievement of quality, growth and operating cash flow targets and specific objective performance goals. These goals are set for a one-year period. Performance goals are set to represent a range of performance, with the level of associated incentive award varying with different levels of performance achievement. The Chief Executive Officer recommends bonuses to the Compensation Committee for key executive officers other than himself and Ms. Gillespie. Awards earned under the plan are contingent upon employment with the Company through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. Bonus payments for Named Executive Officers in 2003, 2002 and 2001 are presented in the Summary of Compensation Table under the heading “Bonus.”

Long-Term Incentive Compensation.    Long-term incentives are provided in the stock options granted under the 1994 Management Incentive Stock Option Plan and restricted stock granted under the Executive Restricted Stock Plan, as amended. The Committee believes that stock option and restricted stock grants encourage and reward effective management, assist in the retention of key executive officers, and further align shareholder and management interests. The restricted stock grants listed in the Summary Compensation Table above reflect stock bonus grants earned by the Named Executive Officers in 2003 and 2002. Those grants were based on the recommendation of the Chief Executive Officer other than for himself. Options were provided to the Named Executive Officers based on the recommendations of the Chief Executive Officer other than for himself.

Chief Executive Officer Compensation.    The executive compensation policy described above is applied in setting the Chief Executive Officer’s compensation. Mr. Stanton participated in the same base salary compensation plan available to the Company’s other executive officers. In 2003, Mr. Stanton earned a total base salary of $300,000. In July 2003, Mr. Stanton’s annual base compensation was reduced from $325,000 to $265,000 at his request. Mr. Stanton’s bonus was determined on the basis of the Company’s operating results and achievements in 2003 and other objectives. During 2003, under Mr. Stanton’s leadership, the Company continued to deliver outstanding financial and operating results; implemented a GSM strategy which included the addition of GSM technology to significant portions of the Company’s network and the completion of GSM/GPRS roaming agreements with AT&T Wireless Services, Inc., T-Mobile USA, Inc. and Cingular Wireless LLC; continued to reduce the Company’s operating and cost of service expenses; made important progress in the Company’s efforts to obtain universal service funding; completed the sale of the Company’s interest in VIPnet d.o.o., a Croatian wireless operator, resulting in a substantial gain for the Company; and made important additions to the Company’s management team including successfully recruiting Mr. Wisehart as Executive Vice President and Chief Financial Officer while retaining and further developing all of its key executive officers. In addition, Mr. Stanton successfully strengthened the Company’s balance sheet allowing the Company to reduce debt and improve its capital structure. Mr. Stanton’s efforts included the issuance of new Convertible Subordinated Notes and Senior Notes, the sale of 12 million shares of the Company’s Class A Common Stock, and the amendment of the Company’s Credit Facility. Under Mr. Stanton’s leadership, during 2003, Western Wireless International achieved important milestones, including record financial and operating results and record net customer additions resulting in total mobile subscribers exceeding 1,000,000. The Compensation Committee determined that a bonus in the form of a restricted stock grant had been earned and Mr. Stanton received a grant of 40,000 shares of restricted stock. Mr. Stanton is a large shareholder in the Company and declined to accept a grant of stock options again in 2003.

Policy on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). All of the members of the Compensation Committee qualify as “outside directors.” The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company’s executive officers.

Summary.    The Compensation Committee believes that the mix of conservative market-based salaries, significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in the Company represents a balance that will motivate the executive management team to continue to produce strong results. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on enhancement of shareholder value.

Respectfully submitted,

Jonathan M. Nelson (Chairman)

Mitchell R. Cohen

Daniel J. Evans

Performance Graph

The following graph depicts the Company’s Class A Common Stock price performance from May 22, 1996 (the date on which quotations for the Class A Common Stock first appeared on the NASDAQ National Market) through December 31, 2003, relative to the performance of the NASDAQ and the NASDAQ TELECOM. All indices shown in the graph have been reset to a base of 100 as of May 22, 1996, and assume an investment of $100 on that date and the reinvestment of dividends, if any, paid since that date. The Company has not paid cash dividends on its Common Stock. The graph has been adjusted to reflect the VoiceStream Spin-off completed on May 3, 1999, as if the VoiceStream shares were sold on May 4, 1999, at its closing price of $25.188, and reinvested in the Company’s Class A Common Stock at its closing price of $22.00. The graph set forth below was prepared by the Company.

WWCA Price and Index Comparison

Certain Relationships and Related Transactions

The Company’s credit facility, the indenture pursuant to which the Company has issued senior debt, and the Washington Business Corporation Act contain provisions which limit the terms on which the Company may enter into transactions with its affiliates.

During fiscal 2003, the Company chartered an aircraft owned by TPS, LLC, a limited liability company wholly owned by John Stanton and Theresa Gillespie, a director and the Company’s Vice Chairman, for business travel. The Company paid $330,000 in fiscal 2003 for the charter of this aircraft, at a discounted rate which was approximately 40% less per hour than the market rate for charter of this aircraft.

In May 2003, the Company entered into an agreement with T-Mobile USA in which the Company purchased certain domestic FCC licenses for a nominal amount of cash and agreed to provide discounted GSM roaming services to T-Mobile USA through 2013. Mr. Stanton serves as Chairman and a director of T-Mobile USA. The acquired licenses and related microwave clearing costs were recorded at their fair market value of $26.7 million. The acquired licenses are being transferred in phases. As of December 31, 2003, the Company owed T-Mobile USA approximately $2,300,000 in connection with this transaction and expects the remainder of the transaction to close by the second quarter of 2004.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Class A Common Stock, to file with the SEC initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of Class A Common Stock and other equity securities of the Company (“Forms 4 and Forms 5”). Officers, directors, and greater than 10% shareholders of the Company are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with for the year ended December 31, 2003.

2.    RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors will request that the shareholders ratify its selection of PricewaterhouseCoopers to serve as the Company’s independent auditors, to examine the consolidated financial statements of the Company for the year ending December 31, 2004. Representatives of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they desire to do so and to respond to questions by shareholders. The affirmative vote of a majority of the total number of votes attributable to all shares represented at the meeting is required for the ratification of the Board of Director’s selection of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2004.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2004.

3.    PROPOSAL TO APPROVE 2004 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, the Board of Directors will request that the shareholders approve the 2004 Employee Stock Purchase Plan (the “Purchase Plan”). On February 10, 2004 the Board of Directors adopted the Purchase Plan to allow the Company to offer to its employees the ability to invest in Class A Common Stock at an attractive price. The Board recommends approval of the Purchase Plan in order to qualify the Purchase Plan for the favorable tax treatment under Sections 421 and 423 of the Internal Revenue Code (the “Code”).

Description of the Purchase Plan

The following description is qualified in its entirety by reference to the Purchase Plan itself, which is included as Appendix A to this Proxy Statement.

The Purchase Plan is administered by the Company’s Board of Directors, or by a committee of the Board of Directors (“Committee”), such as the Compensation Committee, that is chosen by the Board of Directors to administer the Purchase Plan.

The Purchase Plan allows any employee who is employed by the Company or a participating subsidiary to participate in the Purchase Plan and authorize payroll deductions at a percentage of such employee’s base pay. Such deductions are applied toward the purchase of the Class A Common Stock. Payroll deductions may not exceed 10 percent of an employee’s total compensation. Participating subsidiaries are corporations that are subsidiaries of the Company and whose employees have been designated by the Company’s Board of Directors or by the Committee to participate in the Purchase Plan (if they otherwise meet the eligibility requirements). The Board of Directors and the Committee each have the independent authority in their discretion to change the designation of participating subsidiaries and to add or remove a corporation from the list of participating subsidiaries without the need for the consideration or approval of the Company’s shareholders.

The Board of Directors has reserved for issuance under the Purchase Plan 1,000,000 shares of Class A Common Stock. If for any reason not all shares that are offered to a participating employee during an offering are purchased, such as if the employee withdraws from the offering, the shares not purchased shall again become available to be offered under the Purchase Plan. In the event of reorganization, recapitalization, stock split, stock dividend, or other change in the capital structure of the Company, the Board of Directors or Committee may make such adjustment, if any, as it may deem appropriate in the number, kind, and price of the shares that are authorized to be offered and available for purchase under the Purchase Plan, and in the number of shares that an employee is entitled to purchase. For example, if the Board of Directors were to approve a 2 for 1 stock split, the Board of Directors or Committee could decide to double the number of shares available for issuance under the Purchase Plan.

As of March 1, 2004, there were approximately 2,300 employees eligible to participate in the Purchase Plan. The Purchase Plan will terminate on December 31, 2013 or earlier at the discretion of the Board of Directors or the Committee or in the event that all the shares that are reserved under the plan have been purchased. The Purchase Plan will be administered by the Board of Directors and Committee, which, pursuant to their authority under the Purchase Plan, have engaged Smith Barney Inc. to assist in the administration of the Purchase Plan.

Separate offerings will commence on January 1 and July 1 of each year. The initial offering began March 1, 2004 and will end June 30, 2004. Payroll deductions will be authorized by an employee prior to his or her participation in any offering in order to participate in that offering. Such deductions will continue in subsequent offerings until declined by the participating employee. On one or more purchase dates during each offering, but in no event later than the last business day of the offering, the employee will be deemed to have exercised the right to purchase as many shares as his or her accumulated payroll deductions will allow, at the purchase price. The purchase price shall be established by the Board of Directors or the Committee, but in no event shall the purchase price per share be less than the lower of (i) 85 percent of the fair market value of the stock on the first business day of the offering, or (ii) 85 percent of the fair market value of the stock on the date of purchase. In order to complete an employee’s purchase under the Purchase Plan, the Company may issue new shares of stock to the employee, or it may purchase shares on the open market and resell the shares to the employee. All shares issued or sold to an employee (including those purchased on the open market) shall reduce the number of shares that remain available to be offered under the Purchase Plan.

The closing price of the Company’s Class A Common Stock on the Nasdaq National Market on March 1, 2004 was $25.99.

An employee may withdraw from an offering at any time. Upon withdrawal, the Company shall refund to the employee the amount of accumulated payroll deductions in that employee’s account. An employee who has withdrawn from an offering may not again participate in the Purchase Plan until the next new offering commences.

No employee shall be permitted to purchase any shares under the Purchase Plan if such employee, immediately after such purchase, owns shares that possess five percent or more of the total combined voting power or value of all classes of stock of the Company or its parent or subsidiary corporations. In the absence of any other determination by the Board of Directors or the Committee, no employee may have withheld payroll deductions under the Purchase Plan in excess of $6,500 during any six-month offering period (or, in the case of the initial offering, between March 1 and June 30, 2004). In no event may the fair market value of all shares purchased by an employee under the Purchase Plan during any calendar year exceed $25,000, in accordance with provisions of the Code. In addition, no employee may purchase more than 2,000 shares during any six-month offering period (or during the initial offering period).

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase

Plan and were not eligible to participate in the predecessor to the Purchase Plan, the 1996 Employee Stock Purchase Plan (the “1996 Purchase Plan”). In addition, none of the Named Executive Officers participated in the 1996 Purchase Plan during the fiscal year ended December 31, 2003.

The Board of Directors or Committee may at any time amend or terminate the Purchase Plan, provided that no employee’s existing rights under any offering already commenced may be adversely affected thereby. To retain the favorable tax treatment under Sections 421 and 423 of the Code, however, an amendment to the Purchase Plan that increases the number of shares that are reserved for issuance or sale under the Purchase Plan may not be made without the approval of the shareholders of the Company.

Federal Income Tax Consequences

The U.S. federal income tax consequences of an employee’s purchases under the Purchase Plan will vary. The following discussion regarding federal income taxation does not take into consideration any changes to the Code that may occur after the date of this Proxy Statement. The following does not address the possible state and foreign income tax consequences of purchasing shares under the Purchase Plan or selling or otherwise disposing of such shares. The federal tax consequences under the Code are generally as follows:

The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under those provisions, a participant will not recognize any income for federal tax purposes at the time of grant of the right to purchase or the time of the purchase of shares. A participant, however, may become liable for tax upon the disposition of shares that were acquired under the Purchase Plan, and such tax consequences depend on how long a participant has held the shares prior to a disposition.

Alternative 1. The participant sells or disposes of shares (i) at least two years after the date of the beginning of the offering period or, if applicable, a date of purchase with respect to any offering (the “offering date”) and (ii) at least one year after the stock is purchased in accordance with the Purchase Plan.

In this event, the participant will recognize ordinary income to the extent of the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares, or (ii) the excess of the fair market value of the shares at the time the right to purchase was granted over the purchase price, as determined as if the purchase had been made on the grant date. Any further gain upon the disposition will be taxed as capital gain. If the shares are sold and the sales price is less than the purchase price, there is no ordinary income and the participant has a long-term capital loss equal to the difference.

Alternative 2. The participant sells or disposes of shares (including by way of gift) before the expiration of either the two-year or the one-year holding periods described above.

In this event (a “disqualifying disposition”), the amount by which the fair market value of the shares on the date the right to purchase is exercised (which is the day of the purchase during the offering period and which is hereinafter referred to as the “purchase date”) exceeds the purchase price of the shares will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain. Even if the shares are sold for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such purchase date.

The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

In the event that a participant makes a disqualifying disposition, the Company is entitled to a deduction for the amount that is taxed as ordinary income to the participant. If the participant holds shares for the required holding periods, the Company is not entitled to a deduction.

Vote Required

The affirmative vote of a majority of the total number of votes attributable to all shares of Common Stock represented at the meeting is required for approval of the Board’s adoption of the Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2004 EMPLOYEE STOCK PURCHASE PLAN.

Securities Authorized for Issuance Under Equity Compensation Plans

The following is a summary as of December 31, 2003 of all equity compensation plans of the Company that provide for the issuance of equity securities as compensation. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Note 14 to Financial Statements—Stock-based Compensation Plans, for additional discussion.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,027,000	$12.76	2,655,192
Equity compensation plans not approved by security holders

Total	4,027,000	$12.76	2,655,192

(1)	The following plans have securities available for future issuance; 1994 Management Incentive Stock Option Plan (1,998,202 shares), and Executive Restricted Stock Plan, as amended (656,990 shares).

Other Business

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals For the 2005 Annual Meeting of Shareholders

To be considered for inclusion in next year’s Proxy Statement, shareholder proposals must comply with the requirements of Rule 14a-8 promulgated by the SEC and must be received by the Company at 3650 131st Avenue SE, Bellevue, Washington 98006, Attn: General Counsel, no later than the close of business on December 20, 2004. Shareholders who intend to present a proposal at next year’s annual meeting without inclusion of such proposal in the Proxy Statement are required to provide written notice to the Company no later than December 16, 2004. If the date of next year’s annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of this Proxy Statement, such written notice must be received by the Company a reasonable time before next year’s Proxy Statement is to be sent to shareholders. Shareholders are advised to review the Company’s Bylaws, which contain additional requirements about advance notice of shareholder proposals.

WESTERN WIRELESS CORPORATION

By Order of the Board of Directors,

Jeffrey A. Christianson

Secretary

Bellevue, Washington

April 21, 2004

Appendix A

WESTERN WIRELESS CORPORATION

2004 EMPLOYEE STOCK PURCHASE PLAN

Western Wireless Corporation (the “Company”) does hereby establish its 2004 Employee Stock Purchase Plan (the “Plan”) as follows:

1. Purpose of the Plan.    The Plan is intended to provide a method whereby eligible employees of the Company and its Subsidiaries will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Class A Common Stock of the Company. The Company believes that employee participation in the ownership of the Company will be of benefit to both the employees and the Company. The Company intends to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner that is consistent with the requirements of that Section of the Code.

2. Definitions.

“Account” shall mean the funds that are accumulated with respect to each individual Participant as a result of payroll deductions for the purpose of purchasing Shares under the Plan. The funds that are allocated to a Participant’s account shall at all times remain the property of that Participant, but such funds may be commingled with the general funds of the Company. No interest will be paid to Participants on any funds in the Accounts.

The “Board” means the Board of Directors of the Company.

“Business Day” means a day on which the Nasdaq National Market is accepting trades.

The “Code” means the Internal Revenue Code of 1986, as amended.

The “Commencement Date” means the January 1 or July 1, as the case may be, on which the particular Offering begins. Notwithstanding the foregoing, the “Commencement Date” for the first Offering under this Plan shall be March 1, 2004.

The “Committee” means the Compensation Committee of the Board (or any other committee of the Board comprised to comply with Rule 16b-3 promulgated under the Exchange Act and designated by the Board to administer the Plan). Notwithstanding any delegation of authority to the Committee, the Board may also take any action under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board.

The “Company” means Western Wireless Corporation, a Washington corporation.

The “Ending Date” means the June 30 or December 31, as the case may be, on which the particular Offering concludes.

The “ESPP Broker” is a qualified stock brokerage or other financial services firm that has been designated by the Committee to establish accounts for Shares purchased under the Plan by Participants.

The “Exchange Act” means the Securities Exchange Act of 1934, as amended.

The “Holding Period” shall mean the holding period that is set forth in Section 423(a) of the Code, which, as of the date that the Company’s Board of Directors adopted this Plan, is both (a) that two (2) year period after the Commencement Date, or, if applicable, a Purchase Date with respect to any Offering, and (b) that one (1) year period after transfer to a Participant of any Shares under the Plan.

“Offerings” means an initial offering between March 1, 2004 and June 30, 2004, followed by nineteen separate consecutive six-month offerings, for the purchase and sale of Shares under the Plan. Each one of the Offerings shall be referred to as an “Offering.”

“Participant” means an employee who, pursuant to Section 3, is eligible to participate in the Plan and has complied with the requirements of Section 7.

“Purchase Date” means a date during an Offering, as determined from time to time by the Committee, on which a Participant shall be deemed to have carried out its right of purchase pursuant to Section 10. The Committee may designate that there shall be one or more Purchase Dates during an Offering. In the absence of any other determination by the Committee, the Purchase Date will be the last Business Day of each month. “Purchase Date” shall include the last Business Day of June and the last Business Day of December.

The “Plan” means this Western Wireless Corporation 2004 Employee Stock Purchase Plan.

“Shares” means shares of the Company’s Class A Common Stock, no par value per share.

“Subsidiaries” shall mean any present or future domestic or foreign corporation that: (a) would be a “subsidiary corporation” of the Company as that term is defined in Section 424 of the Code, and (b) whose employees have been designated by the Committee to be eligible, subject to Section 3, to be Participants under the Plan. The Committee shall have complete discretion to designate from time to time the subsidiary corporations whose employees will be eligible, subject to Section 3, to be Participants under the Plan, and the Committee’s designation or change in designation to add or remove a corporation from the list of participating subsidiary corporations shall not require the consideration or approval of the Company’s shareholders.

“Total Annual Compensation” means an employee’s regular straight time salary or earnings, plus review cycle bonuses and overtime payments, payments for incentive compensation, commissions and other special payments except to the extent any such item is excluded specifically by the Committee. Total Annual Compensation includes employee elective deferrals or contributions made on the foregoing amounts to a 401(k) plan, a cafeteria plan, or a qualified transportation fringe plan or other plan, if any, that are not includible in the employee’s gross income at the time of deferral or contribution.

“Withdrawal Notice” means a notice, in a form designated by the Committee, that must be submitted to the Company pursuant to Section 22 by any Participant who wishes to withdraw from an Offering.

3. Employees Eligible to Participate.    Any employee of the Company or any of its Subsidiaries who is in the employ of the Company or any of its Subsidiaries on the Commencement Date. With respect to any employee subject to Section 16(b) of the Exchange Act, the Company may impose such conditions on the grant or exercise of any rights hereunder necessary to satisfy the requirements of the Exchange Act or applicable regulations promulgated thereunder.

4. Offerings.    The Plan shall consist of an initial offering between March 1, 2004 and June 30, 2004, followed by nineteen separate consecutive six-month Offerings. The first Offering shall commence on March 1, 2004 and end on June 30, 2004. Thereafter, Offerings shall commence on each subsequent July 1 and January 1. The final Offering under the Plan shall commence on July 1, 2013 and terminate on December 31, 2013.

5. Price.    The purchase price per share shall be as established by the Committee, but in no event shall the purchase price per share be less than the lower of (a) 85 percent of the fair market value of the Shares on the Commencement Date, or the nearest subsequent Business Day, or (b) 85 percent of the fair market value of the Shares on the Purchase Date. Fair market value shall mean the closing bid price as reported on the National Association of Securities Dealers Automated Quotation System or, if the Shares are traded on a stock exchange, the closing price for the Shares on the principal of such exchange, or, if the Shares are purchased by the ESPP Broker, the price paid for such Shares by the ESPP Broker. In the absence of any other determination by the Committee, the purchase price will be 85 percent of the fair market value of the Shares on the Purchase Date.

6. Number of Shares Reserved Under the Plan.    The maximum number of Shares that will be offered under the Plan is one million (1,000,000). If for any reason not all of the Shares offered to a Participant under an option grant are purchased (e.g., due to a withdrawal pursuant to Section 13), the Shares not purchased shall again become available to be offered under the Plan. If, on any date, the total number of Shares for which purchase rights are to be granted pursuant to Section 9 exceeds the number of Shares then available under this Section (after deduction of all Shares that have been purchased under the Plan and for which rights to purchase are then outstanding), the Committee shall make a pro rata allocation of the Shares that remain available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, each Participant’s payroll deductions shall be reduced accordingly and the Company shall give to each Participant a written notice of such reduction.

7. Participation.    An eligible employee may become a Participant by completing the Enrollment Agreement that shall be provided by the Company and filing it with the Company on or before a date prior to the Commencement Date of the Offering to which it relates, as established by the Committee. Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering. A Participant who has not withdrawn from an Offering pursuant to Section 13 shall automatically participate in subsequent Offerings at the same payroll deduction rate until the Participant ceases to be eligible to participate under Section 3, terminates employment, or submits a Withdrawal Notice or a request to change his or her payroll deduction rate. Any request to change a payroll deduction rate shall not become effective until the Offering that begins after the request has been properly submitted to the Company.

8. Payroll Deductions.

8.1 At the time the Enrollment Agreement is filed and for so long as a Participant participates in the Plan, each Participant shall authorize the Company to make payroll deductions of a whole percentage (not partial or fractional) of Total Annual Compensation; provided, however, that no payroll deduction shall exceed 10 percent of Total Annual Compensation.

8.2 Each Participant’s payroll deductions shall be credited to that Participant’s Account. A Participant may not make a separate cash payment into such Account nor may payment for Shares be made from other than the Participant’s Account.

8.3 A Participant’s payroll deductions with respect to an Offering shall begin on the Commencement Date, and shall end on the Ending Date unless the Participant elects to withdraw pursuant to Section 13.

8.4 A Participant may discontinue participation in the Plan as provided in Section 13, but no other change may be made during an Offering and, specifically, a Participant may not alter the percentage rate of payroll deductions during an Offering.

9. Granting of Right to Purchase.    On the Commencement Date, the Plan shall be deemed to have granted to each Participant a right to purchase as many full and fractional Shares as may be purchased with such Participant’s Account. All Participants who participate in an Offering shall have the same rights and privileges with respect to that Offering in accordance with Code Section 423(b)(5). The maximum amount of payroll deductions during any Offering that any Participant may have withheld under this Plan shall be determined from time to time by the Committee and shall be communicated to Participants prior to an Offering. In the absence of any other determination by the Committee, no Participant may have withheld payroll deductions in excess of $6,500 during any single Offering. In addition to the foregoing limit and the limit set forth in Section 20, no Participant may purchase more than 2,000 Shares during any single Offering. The 2,000 Share limit may be adjusted as permitted pursuant to Section 19 of the Plan. Any cash in a Participant’s account on the Ending Date (e.g., because the foregoing dollar or Share limitations prevent full use of the Account balance to purchase Shares) shall be returned to the Participant as soon as practicable, without interest being paid on the amount returned.

10. Purchase of Shares.    On each of one or more Purchase Dates during an Offering, but in no event later than the Ending Date, each Participant who has not otherwise withdrawn from an Offering pursuant to Section 13 shall be deemed to have carried out the right to purchase, and shall be deemed to have purchased from the

Company at the purchase price set forth in Section 5, the number of full and fractional Shares that may be purchased with such Participant’s Account as of the date of such purchase. In order to complete a Participant’s purchase of Shares under this Plan, the Company may issue new Shares to the Participant, or the Company may purchase shares on the open market and resell such Shares to the Participant. All such Shares issued or sold to Participants under this Plan (including those purchased on the open market) shall reduce the number of Shares available to be offered under this Plan.

11. Participant’s Rights as a Shareholder.    No Participant shall have any rights of a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 10 and issued by the Company.

12. Evidence of Ownership of Shares.

12.1 Promptly following each Purchase Date, the Shares that are purchased by each Participant shall be deposited into an account that is established in the Participant’s name with the ESPP Broker.

12.2 A Participant may direct, by written notice to the Company prior to any Purchase Date of the pertinent Offering, that the ESPP Broker account be established in the names of the Participant and one such other person as may be designated by the Participant as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law. Any Shares purchased after such a request is properly submitted to the Company shall be placed in such jointly-owned account.

12.3 A Participant shall be free to undertake a disposition, as that term is defined in Section 424(c) of the Code (which generally includes any sale, exchange, gift or transfer of legal title), of Shares in the Participant’s ESPP Broker account at any time, whether by sale, exchange, gift or other transfer of title. In the absence of such a disposition of the Shares, however, the Shares must remain in the Participant’s account at the ESPP Broker until the Holding Period has been satisfied. With respect to Shares for which the Holding Period has been satisfied, a Participant may move such Shares to an account at another brokerage firm of the Participant’s choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.

12.4 A Participant who is not subject to United States taxation, at any time and without regard to the Holding Period, may move its Shares to an account at another brokerage firm of the Participant’s choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.

13. Withdrawal.

13.1 A Participant may withdraw from an Offering, in whole but not in part, at any time by delivering a Withdrawal Notice to the Company. Such Withdrawal Notice shall be effective not later than the first day of the second pay period following the pay period in which the Withdrawal Notice was delivered (e.g., if a Participant submits a Withdrawal Notice during the pay period of February 16 through February 28, the withdrawal will be effective not later than the pay period that commences on March 16). Until such notice is effective, such withdrawing Participant shall be deemed to be a Participant with respect to all terms and conditions of the Plan, including, without limitation, the right to purchase Shares pursuant to Section 10. Upon effectiveness of the Withdrawal Notice, the Company shall refund the Participant’s entire Account as soon as practicable thereafter. No interest will be paid on the amount refunded.

13.2 An employee who has previously withdrawn from the Plan may re-enter by complying with the requirements of Section 7. An employee’s re-entry into the Plan will become effective on the Commencement Date of the next Offering following withdrawal, and, if the withdrawing employee is an officer of the Company within the meaning of Section 16 of the Exchange Act, such employee may not re-enter the Plan before the beginning of the second Offering following such withdrawal.

14. Carryover of Account.    At the conclusion of each Offering, the Company automatically shall re-enroll each Participant in the next Offering at the same rate of payroll deduction. Upon termination of the Plan, the balance of each Participant’s Account shall be refunded to the respective Participant.

15. Interest.    No interest shall be paid or allowed on a Participant’s Account.

16. Rights Not Transferable.    No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber such Participant’s Account or any rights to purchase or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such rights and interests shall not be liable for, or subject to, a Participant’s debts, contracts, or liabilities. If a Participant purports to make a transfer, or a third party makes a claim in respect of a Participant’s rights or interests, whether by garnishment, levy, attachment or otherwise, such purported transfer or claim shall be treated as a withdrawal election under Section 13. Only the Participant may elect to participate in or withdraw from the Plan, and such election rights may not be transferred.

17. Termination of Employment.    Upon termination of a Participant’s employment for any reason whatsoever, including but not limited to death or retirement, amounts in the Participant’s Account shall be used to purchase Shares as of the next Purchase Date immediately following the Participant’s termination of employment. Notwithstanding the foregoing, if there is not a Purchase Date within 3 months after the Participant’s termination of employment, amounts in the Participant’s Account shall be returned to the Participant (or to his or her estate, as applicable) and the Participant (or his or her estate, as applicable) shall not be permitted to make any further purchases under this Plan.

18. Amendment or Discontinuance of the Plan.    The Committee shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that (a) subject to Sections 19 and 23.1(b), no Participant’s existing rights under any Offering that is in progress may be adversely affected thereby, and (b) subject to Section 19, in the event that the Committee desires to retain the favorable tax treatment under Sections 421 and 423 of the Code, no such amendment of the Plan shall increase the number of Shares that were reserved for issuance hereunder unless the Company’s shareholders approve such an increase.

19. Changes in Capitalization.    In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the capital structure of the Company, the Committee may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of the Shares that are authorized to be offered and available for purchase under the Plan, and in the number of Shares that an employee is entitled to purchase.

20. Share Ownership.    Notwithstanding anything herein to the contrary, no Participant shall be permitted to subscribe for any Shares under the Plan if such Participant, immediately after such subscription, owns shares that account for (including all shares that may be purchased under outstanding subscriptions under the Plan) five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or its Subsidiaries. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership. In addition, no Participant shall be allowed to subscribe for any Shares under the Plan that permit such Participant’s rights to purchase Shares under all “employee stock purchase plans” of the Company and its Subsidiaries formed pursuant to Section 423 of the Code to accrue at a rate that exceeds $25,000 of the fair market value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time.

21. Administration.    The Plan shall be administered by the Committee which may engage the ESPP Broker to assist in the administration of the Plan. The Committee shall be vested with full authority to interpret the Plan and make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons that claim rights or interests under or through a Participant.

22. Notices.    All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, that is designated by the Company from time to time for the receipt thereof, and, in the absence of such a designation, the Company’s Vice President of Human Resources shall be authorized to receive such notices.

23. Termination of the Plan.

23.1 This Plan shall terminate at the earliest of the following:

(a) December 31, 2013.

(b) The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company may permit a Participant to carryout the right to purchase, and to purchase at the purchase price set forth in Section 5, the number of full and fractional Shares that may be purchased with that Participant’s Account. In such an event, the Company shall refund to the Participant the funds that remain in the Participant’s Account after such purchase.

(c) The date the Committee acts to terminate the Plan in accordance with Section 18 above.

(d) The date when all of the Shares that were reserved for issuance hereunder have been purchased.

23.2 Upon termination of the Plan, the Company shall refund to each Participant the balance of each Participant’s Account. No interest will be paid on the amounts refunded.

24. Limitations on Sale of Shares Purchased Under the Plan.    The Plan is intended to provide Shares for investment and not for resale. The Company, however, does not intend to restrict or influence the conduct of any employee’s affairs. Consequently, an employee may sell Shares that are purchased under the Plan at any time, subject to compliance with any applicable federal or state securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.

25. Governmental Regulation.    The Company’s obligation to sell and deliver Shares under this Plan is subject to any governmental approval that is required in connection with the authorization, issuance, or sale of such Shares.

26. No Employment Rights.    The Plan does not create, directly or indirectly, any right for the benefit of any employee or class of employees to purchase any Shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

27. Dates.    All references in the Plan to a date are intended to refer to dates in the United States.

28. Governing Law.    The law of the state of Washington shall govern all matters that relate to this Plan except to the extent it is superseded by the laws of the United States.

29. Savings Clause.    It is intended that this Plan conform to Section 423 of the Code, all regulations promulgated thereunder and all rules adopted with respect thereto. Any provision of this Plan that does not conform to such Code section, regulations and rules, or is in violation thereof, shall be of no force or effect.

Directions to the

Annual Meeting of Shareholders of

Western Wireless Corporation

at

THE MUSEUM OF HISTORY AND INDUSTRY

2700 24th Avenue East

Seattle, Washington 98112

(206) 324-1126

From Sea-Tac Airport, downtown Seattle hotels and Convention Center

Take Interstate 5 North

Take the Bellevue-Kirkland/State Route 520 exit (168-B)

Stay in the far right lane

Take the Montlake Boulevard exit

After the signal light, go straight 1 block to 24th Avenue East

Turn left onto 24th Avenue East and into the Museum parking lot

From Bellevue and the Eastside hotels and Convention Center

Take Westbound State Route 520

Take the Lake Washington Boulevard exit

This exit winds over State Route 520

Turn right at the signal light onto Lake Washington Boulevard

Turn right onto 24th Avenue East and into the Museum parking lot

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS WESTERN WIRELESS CORPORATION

This Proxy Is Solicited On Behalf Of The Board of Directors

The undersigned hereby appoints John W. Stanton and Jeffrey A. Christianson (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Museum of History and Industry, 2700 24th Avenue East, Seattle, Washington, on Wednesday, May 26, 2004 at 9:00 a.m. (Pacific Time) and at any adjournments thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments SEE REVERSE SIDE

FOR all nominees listed below (except as indicated).

WITHHOLD AUTHORITY to vote for all nominees listed below.

1. FOR Election of directors: 01 John W. Stanton 02 John L. Bunce, Jr. 03 Mitchell L. Cohen 04 Daniel J. Evans 05 Theresa E. Gillespie 06 Jonathan M. Nelson 07 Peggy V. Phillips 08 Mikal J. Thomsen 09 Peter H. van Oppen

2. PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2004.

3. PROPOSAL TO APPROVE THE COMPANY’S 2004 EMPLOYEE STOCK PURCHASE PLAN.

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

WITHHOLD AUTHORITY to vote for the following Directors: Dated:            , 2004

Signature Signature if held jointly

IMPORTANT—PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/wwca Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR

Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. OR

Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.